Exhibit 16

                                ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation


Armando C. Ibarra, C.P.A.                   Members of the California Society of
                                            Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD             Members of the of American Institute
                                            of Certified Public Accountants
                                            Registered with the Public Company
                                            Accounting Oversight Board

July 27, 2006


United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C: 20549

Dear Sir or Madam:

We have read Item 4.0l of Form 8-K dated July 26, 2006, of Laurier International, Inc., and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Our audit report for the fiscal year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein. If you have any questions or need additional information, please call me at (619) 422-1348.

Sincerely,


/s/ Armando C. Ibarra, CPA
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Armando C. Ibarra, CPA